Exhibit 10.7

Mr. David Coller
80 Arkay Drive
Hauppauge, New York, 11788
May 2012

International Assignment Letter

Dear Dave

This letter describes revisions to the general parameters and conditions of our current agreement for a temporary international assignment (the "Revised Agreement") with Standard Microsystems Corporation (hereafter "SMSC" or "the Company").

The items in this REvised Agreement do not create a contact of employment, but simply seek to confirm the conditions that pertain to your international assignment. During your assignment, your status as Senior Vise President of Global Operations will continue.

In the event of any change in circumstances, or additional matters not known at this time, SMSC reserves the right to make adjustments to the Revised Agreement.

ASSIGNMENT DESCRIPTION

The following provisions will apply during your assignment in Hong Kong as Senior Vise President of Global Operations. You will continue to report to Christine King, President and Chief Executive Officer in Hauppauge, New York. Hong Kong will be considered your primary work location.

Your assignment initially commenced as of June 1, 2010. The United States will be considered as your point of origin, and the location to which  we will return you and your family upon final repatriation.

Your assignment is expected to have a duration of two and one-half years from the date of this Revised Agreement. This period, at any time, may also be shortened or extended subject to changes in the business requirements or personal circumstances SMSC will endeavor to give you reasonable advance notice regarding the anticipated end of agreement.

For purposes of this agreement, your family unit will include yourself, your spouse, and your two youngest children.

Your employment with Standard Microsystems Corporation in the US will be transferred to SMSC Tracking (Hong Kong Branch Office) ("Hong Kong").

COMPENSATION OVERVIEW

Your cash compensation overview will be initially set by converting your current cash compensation from US dollars to Hong Kong dollars using a 7.8 Hong Kong dollar to US dollar exchange rate

SMSC
International Assignment Letter - David Coller - April 2012

You will become eligible for Hong Kong benefits per the rules of each applicable plan and you will no longer be eligible for US benefit per the rules of each applicable plan. Notwithstanding the foregoing, you will receive benefits equal to Executive salary Grade Severance Benefits in accordance with the terms and conditions of the Company's Executive Severance Plan, as may be amended from time to time, expect for COBRA benefits or any other benefits that are legally required for US employees In lieu of COBRA benefits, the Company will pay for International Medical Insurance for 12 months. Any benefits paid above will be in lieu of or will fully satisfy any severance benefits available to Hong Kong employees. The foregoing benefits may not be reduced without your consent.

In addition you will be paid International assignment-related allowances and benefits as detailed throughout this letter.

Base Salary

You will be paid a gross base salary for yours duties at a level consistent with your current level of compensation as approved by the SMSC Board of Directors Compensation Committee.

International Medical Insurance

The company will pay for the cost of international medical insurance for you accompanying family members.

The remainder of this letter addresses allowances and benefits related to your international assignment.

Immigration Assistance

SMSC will provide for legal consultation on disposing of your US permanent visa and extending your Hong Kong employment visa, if necessary.

Auto Lease

The company will assume responsibility for the leasing and required insurance costs for your current vehicle in the US until the expiration of the current lease.

ON ASSIGNMENT - ONGOING BENEFITS

Goods and Services Differential Allowance

SMSC will pay a monthly global assignment stipend of HKD 21,870 plus tax gross up.

SMSC
International Assignment Letter - David Coller - April 2012

Host-Country Housing

The housing and utilities provided to you in Hong Kong will be entirely at SMSC's expense subject to a limitation of HKD 97,500 per month (costs in excess of this will be your responsibility).

Reimbursement of Schooling Costs for Children

SMSC will reimburse certain costs relating to US standard primary or secondary schooling in Hong Kong up to HKD 156,000 per year for each of your two children.

Health Care Coverage for Daniel Coller

SMSC will pay or reimburse the cost of COBRA for eldest son Daniel through his period of eligibility or until other health care coverage is secured, whichever occurs first.

Tax Preparation

SMSC provides professional tax preparation services to assist you with the preparation of both US and Hong Kong income tax returns for the first tax year of this Revised Agreement.

Student Visits

SMSC will pay for the actual cost of round trip economy class airfare, meals in transit, and local travel to and from airports between US and the Hong Kong for your college student son's family visit travel twice a year.

Leave and Working Schedule

You will observe public holidays, vacation and working schedule in accordance with local law and host country office practice.

END OF THE ASSIGNMENT

At the end of the assignment, you will be repatriated back to the US or the U.K.  At that time, you will be provided tax consultations, shipping of household goods, travel arrangements, and temporary living expenses (for 3 months) and all international assignment allowances will be discontinued.

SMSC
International Assignment Letter - David Coller - April 2012

Termination of Employment

If it becomes necessary for the Company to initiate action resulting in the termination of your employment while on international assignment, the same benefits apply as for repatriation (see above).  However, if you voluntarily resign you and your family will only be eligible for the most economical economy class airfare to the US or the UK and shipment of household goods.  To be eligible to for these relocation benefits to the US or the UK, your relocation must occur within 30 days of your termination.

MISCELLANEOUS ITEMS

Responsibility

The responsibility for maintaining international assignment records and payments is a joint responsibility of both yourself and SMSC.  While every effort will be made by the Company to ensure accurate work is completed on time, you should be actively involved in the review process.  If at any time you find errors in, or have any questions concerning your pay, allowances, or taxes, please bring them to our attention for correction or clarification.

Governing Law

Place of jurisdiction for all matters arising from or in connection with this Agreement shall be the United States.  United States law shall be applicable exclusively.

*****

Please note that the foregoing provisions of this letter  of understanding may be amended from time to time as circumstances and/or conditions warrant.  If you have any questions concerning the interpretation or clarification of the terms and conditions of this assignment as outlined above, please feel free to contact me.

SMSC
International Assignment Letter- David Coller   April 2012

We look forward to your continuing contributions to SMSC and wish you much sucoess on your international assignment.

Regards,

Signed	/s/ Andrew Solowey	5/3/2012
	Andrew Solowey	Date
(For and On Behalf of SMSC)

Signed	/s/ Christine King	June 4, 2012
	Christine King	Date
(Represented by Standard Microsystems Corporation President and Chief Executive Officer)

In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.

Signed	/s/ Dave Coller	5/1/2012
	Dave Coller	Date